THE AUSTRIA FUND, INC.						Exhibit 77C
811-5736



The Annual Meeting of Shareholders of The Austria Fund, Inc. was held on January 13, 1999. A description of each proposal and number of shares voted at the meeting are as follows:

1. To Elect Directors:	Shares Voted For	Withheld Authority

   Peter Mitterbauer	   2,542,295			70,647
   Maria Schaumayer		   2,538,207			74,762
   Walter Wolfsberger       2,539,934			73,035
   Dave H. Williams         2,540,985			71,984
   Ronald G. Olin	        4,294,706			37,647
   Ralph W. Bradshaw        4,264,102			68,251
   Gary A. Bentz	        4,294,148			38,205
   William A. Clark	        4,263,544			68,809


2. To ratify the selection 	Shares	Shares Voted	 Shares
   of Price Waterhouse LLP 	Voted For	Against	Abstained
   as the Fund's independent
   auditors for the Fund's
   fiscal year ending
   August 31, 1999.	6,470,952	33,907	440,460


3. To terminate the advisory 	Shares	Shares Voted	 Shares
   agreement between the 	Voted For	Against	Abstained
   Fund and Alliance Capital
   Management, LP.	2,886,763	2,724,996	1,125,302


4. For the Board of Directors	Shares	Shares Voted	 Shares
   to take necessary steps to	Voted For	Against	Abstained
   convert the Fund to an
   open-end investment
   company.	4,891,919	1,493,883	360,904


5. For the Board of Directors 	Shares	Shares Voted	 Shares
   to take steps to require 	Voted For	Against	Abstained
   all Board members to stand
   for election every year.	4,300,328	2,640,013	4,980


6. That the resignation of 	Shares	Shares Voted	 Shares
   the Class I and Class II 	Voted For	Against	Abstained
   Directors would be in the
   best interests of the
   Fund and its stockholders.	2,071,769	4,581,300	39,933

7. That the Board authorize  	Shares	Shares Voted	 Shares
   and direct the Fund's  	Voted For	Against	Abstained
   officers to reimburse the
   Soliciting Shareholder
   for reasonable fees and
   expenses incurred in
   soliciting proxies.	4,307,876	2,878,416	29,029













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